UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Amendment No. 1)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMEDISYS, INC.
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Commencing May 26, 2011, the following communication will be sent to certain Amedisys, Inc. stockholders on behalf of the Compensation Committee of the Amedisys, Inc. Board of Directors:

Amedisys, Inc.

Annual Meeting of Stockholders

June 9, 2011

Supplemental Information Regarding Proposal 3:

Advisory (Non-Binding) Vote on the Compensation Paid

to the Company’s Named Executive Officers (“Say-on-Pay” Vote)

By now you should have received the Amedisys, Inc. (referred to herein as “Amedisys,” the “Company,” “our” or “we”) Notice of Annual Meeting of Stockholders and Proxy Statement and our 2010 Annual Report. You can also view the Proxy Statement and our 2010 Annual Report at www.proxyvote.com.

We would like to bring to your attention a disagreement between Amedisys and Institutional Shareholder Services (“ISS”) with respect to ISS’ recommendation regarding a proposal to be voted on at Amedisys’ annual meeting of stockholders to be held on June 9, 2011.

In its report, ISS recommends a vote “against” the recommendations of our Board of Directors and the independent Compensation Committee of our Board of Directors regarding the advisory (non-binding) vote on the compensation paid to our Named Executive Officers, which consist of our “principal executive officer,” our “principal financial officer” and our “next three highest paid-executive officers” at the end of our last fiscal year (December 31, 2010), as described in the “Compensation Discussion and Analysis” (“CD&A”) section of our Proxy Statement and the compensation tables and narrative disclosures following the CD&A.

It is important to note that ISS’ recommendation stands in contrast to the recommendation of Glass, Lewis & Co., another leading proxy advisory firm. Glass, Lewis & Co. has recommended a vote “FOR” the resolution approving the advisory vote on the compensation paid to our Named Executive Officers.

As we disclosed in the CD&A, our Company’s executive compensation program is designed to “reward the accomplishment of business objectives and create stockholder value” (i.e., “pay-for-performance”). Despite the fact that ISS specifically concluded in its report that “a pay-for-performance misalignment is not identified at this time (emphasis added),” ISS made the recommendation described above solely because the employment agreement effective January 3, 2011, for William F. Borne, our Company’s Chairman of the Board and Chief Executive Officer, contains what ISS calls a “modified single-trigger” severance provision. Under this provision, Mr. Borne is permitted to terminate his employment with us during a narrow 30-day window beginning 275 days (i.e., over nine months) following a change in control of the Company (as described in our Proxy Statement under the heading “Named Executive Officer Employment Agreement Provisions: Potential Payments upon Termination or Change in Control”). We disagree with ISS’ recommendation regarding our entire compensation program because of what we believe is one relatively small element of that overall program.

For the reasons set forth below, we urge you to vote “FOR” the resolution approving the advisory vote on the compensation paid to our Named Executive Officers (“Say on Pay”).

1.

ISS has based its recommendation on only one element in one employment agreement that is part of a comprehensive executive compensation program designed to align executive compensation with Company performance.

ISS indicates in its “Governance Risk Indicators” that multiple components of its “Executive Compensation Evaluation” relating to the compensation disclosures in our 2011 Proxy Statement are at a “Low” level of concern, including “Non-Performance-Based Pay Elements,” “Peer Group Benchmarking” and “Compensation Committee Communication and Effectiveness.” It identifies only one “High” level of concern: “Severance/CIC Agreements,” and

ISS’ recommendation against our entire executive compensation program is based solely on one provision contained only in our Chairman and Chief Executive Officer’s employment agreement. We disagree with this conclusion in the context of our entire executive compensation program.

Our executive compensation program includes multiple features designed to align executive compensation with stockholder interests and mitigate risks, including: (i) cash bonus and equity award “claw-back” and forfeiture provisions for violating certain employment agreement covenants, (ii) a prohibition on “short sales” of and “hedging” Company securities (applicable to all employees), (iii) no minimum guaranteed cash bonus payments, equity grants or base salary increases and (iv) limited perquisites, as well as other features that are widely considered “best practices.” In addition, effective as of January 3, 2011, none of our employment agreements with our Named Executive Officers, including the agreement with our Chairman and Chief Executive Officer, provide for the payment of any excise tax gross-up amounts in connection with a change of control.

ISS has publicly stated in its voting guidelines that it will consider “modified single-triggers” in executive employment contracts on a “case by case” basis, considering the context of a company’s overall pay program and demonstrated pay-for-performance philosophy. The sole provision that ISS objects to has been a part of Mr. Borne’s employment agreement since 2007.

2.

Amedisys’ Board and Compensation Committee have valid business reasons for concluding the modified single-trigger appearing only in our Chairman and Chief Executive Officer’s employment agreement is reasonable in its context.

Mr. Borne has not received a salary increase in three years. Mr. Borne’s total compensation has actually decreased over the past three years. In 2010, Mr. Borne’s total compensation decreased by 36.4%, as compared to his 2009 total compensation. (It should be noted that ISS stated in its report that “all components” of Mr. Borne’s compensation “fall at or below the median” of a peer group selected by ISS). A renewal of Mr. Borne’s employment agreement was negotiated and concluded effective January 3, 2011. As part of this process, the Compensation Committee considered prevailing public company pay practices and the advice of its independent compensation consultant, Pearl Meyer & Partners. In the context of the negotiations, Mr. Borne agreed to eliminate from his agreement provisions for the payment of any excise tax gross-up amounts in connection with a change of control. Considering Mr. Borne’s contract measured against prevailing public company pay practices, the Compensation Committee believes that it was reasonable to retain the modified single-trigger severance provision in Mr. Borne’s January 2011 employment agreement.

Under the terms of his agreement, in order to avail himself of the severance arrangement described above, Mr. Borne must continue his employment by our Company for at least nine months (275 days) following a change in control, and only then would he have a narrow 30-day window to decide not to continue his employment relationship. As such, this provision provides a powerful incentive for Mr. Borne to continue his employment relationship with our Company for a significant period of time following a change in control to, among other things, aid in the transition process following the transaction and to understand and discuss with the acquirer his longer-term role with the combined company going forward. Were there to be a change in control of Amedisys, Mr. Borne’s institutional knowledge and executive and Board leadership experience would be valuable in ensuring a continuity of service for the home healthcare and hospice patients served by our Company, as well as a smooth transition to new ownership, which would benefit the acquirer, and thereby generate value for the selling stockholders.

We appreciate your time and consideration on these matters and ask for your support of our Board’s and Compensation Committee’s recommendations.

BY ORDER OF THE COMPENSATION COMMITTEE OF THE AMEDISYS, INC. BOARD OF DIRECTORS

/s/ DAVID R. PITTS (Chairman)

This information is being provided to certain stockholders in addition to the Company’s Proxy Statement dated April 27, 2011, which you already received. Please read the complete Proxy Statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the Proxy Statement.

Amedisys, its directors, officers, and certain other persons may be deemed to be participants in the solicitation of proxies. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the Company’s Proxy Statement and other relevant materials filed by Amedisys with the Securities and Exchange Commission.